SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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[x]	Preliminary Information Statement

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[ ]	Definitive Information Statement

Royaltech Corp.
(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended

Royaltech Corp.
1855 Talleyrand, Suite 203A,
Brossard, QC, Canada J4W 2Y9
(514) 867-9829

June ___, 2008

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Royaltech Corp.:

This Information Statement is being mailed on or about June ___, 2008 to the stockholders of record of Royaltech Corp., a Delaware corporation, at the close of business on June 16, 2008. This Information Statement is being sent to you for information purposes only. No action is requested on your part.

This Information Statement is being furnished by our board of directors to provide stockholders with information concerning a reverse stock split of our issued and outstanding shares of common stock that we will effect by amending our Certificate of Incorporation under the laws of Delaware.

On June 16, 2008, our board of directors unanimously approved the reverse stock split described herein. Subsequent to our board of directors’ approval of the reverse stock split, the holders of a majority of the outstanding shares of our company’s common stock have also approved, on June 16, 2008 by written consent, the reverse stock split. Therefore, all required corporate approvals for these actions have been obtained. This Information Statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by Rule 14c-2 under the Securities Exchange Act of 1934.

Pursuant to Rule 14c-2, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of this Information Statement to the stockholders of Royaltech Corp. The reverse stock split will be effective after the expiration of such twenty (20) day period, at such time as a Certificate of Amendment to our Certificate of Incorporation will be filed with the Secretary of State of Delaware to effect the reverse stock split.

YOU DO NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS UNDER THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on June 16, 2008 are entitled to notice of the information disclosed in this Information Statement. Our authorized securities consist of 50,000,000 shares of common stock with a par value of $0.0001 per share. As of June 16, 2008, there were 17,852,425 shares of common stock issued and outstanding held by approximately 103 holders of record. Each share of common stock entitles the holder thereof to one non-cumulative vote on all matters submitted to a vote of stockholders.

STOCKHOLDERS' RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by Section 228 of the General Corporation Law of the State of Delaware. Section 228 provides that unless otherwise provided in the certificate of incorporation, any action required by the General Corporation Law of the State of Delaware to be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the actions disclosed herein as quickly as possible in order to accomplish the purposes of our company, we chose to obtain the written consent of a majority of company’s voting power to approve the actions described in this Information Statement.

The actions described in this Information Statement cannot be taken until at least twenty (20) days after this Information Statement has first been sent or given to our stockholders.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by our company.

ACCOUNTANTS

The name of our current independent registered public accounting firm is Manning Elliott LLP.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

OUR BUSINESS

We are a Delaware Corporation established on April 13, 2004 to capitalize on the emerging biomedical industry in the People’s Republic of China by developing and manufacturing clinical diagnostic techniques/kits for application in the diagnosis of common diseases such hepatocarcinoma, gastrocarcinoma, diabetes and hepatobiliary disorders. Our company has been in the development stage with management devoting most of its activities to developing a market for our products and services. We have not manufactured or distributed any of the proprietary products we intend to market.

Our common stock is quoted on the OTC Bulletin Board under the symbol "RYTE".

APPROVAL OF REVERSE STOCK SPLIT

General

To reduce the number of shares of common stock outstanding, on June 16, 2008, our board of directors has unanimously approved a resolution to effect a reverse split of the issued and outstanding shares of our common stock (the “Reverse Stock Split”) and adopted a resolution to seek shareholders’ approval for the Reverse Stock Split by amending our Certificate of Incorporation under the laws of Delaware. Subsequently on June 16, 2008, the Reverse Stock Split was approved by the written consent of holders of 8,950,000 common shares of our company, representing approximately 50.13% of our issued and outstanding common shares. The possible ratios of the Reverse Stock Split that our board of directors and majority stockholders approved and deemed advisable are one-for-five, one-for-ten, one-for-fifteen, one-for-twenty, one-for-twenty five, and one-for-thirty. In their written consent, our majority stockholders have given the board of directors authority to implement the Reverse Stock Split at any time prior to December 31, 2008 and at one of the possible ratios it determines advisable. If our board of directors determines that circumstances have arisen that make it inadvisable to proceed with the Reverse Stock Split, the board of directors may also decide not to implement the Reverse Stock Split.

After twenty (20) calendar days subsequent to the mailing of this Information Statement to the stockholders of Royaltech Corp., our board of directors may at any time prior to December 31, 2008 amend our Certificate of Incorporation to effect a reverse split of the shares of our common stock then issued and outstanding at one of the ratios approved by board of directors and majority stockholders. The Reverse Stock Split, if implemented, would not change the number of authorized shares of common stock or the par value of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split.

The discussion below is qualified in its entirety by reference to the draft Certificate of Amendment to Certificate of Incorporation of our company, a copy of which is attached to this Information Statement as Schedule “A” and by the applicable provisions of Delaware corporate law.

Purpose

The board of directors recommended implementing a Reverse Stock Split because the board of directors believes:

  that a higher stock price may help generate investor interest in Royaltech Corp.; and

  that the Reverse Stock Split will make more shares of common stock in our company’s authorized capital to be available for issuance in future financing or non-financing transactions.

Potential Increased Investor Interest

On June 16, 2008, Royaltech’s common stock closed at $0.08 per share. In approving the Reverse Stock Split, the board of directors considered that Royaltech’s common stock may not appeal to investors who dislike lower priced securities. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the board of directors believes that most investment funds are either prohibited by their charters or reluctant to invest in lower priced stocks.

Increase of Available Shares of Common Stock in the Authorized Capital

Our authorized capital consists of 50,000,000 shares of common stock, with par value of $0.0001 per share. Before the implementation of the Reverse Stock Split, we have a total of 17,852,425 shares of common stock issued and outstanding, which leaves us with 32,147,575 shares of common stock available for issuance for future financing or non-financing transactions. Our board of directors believes that our company needs to have sufficient number of shares of common stock in our authorized capital available for issuance to enable our company to negotiate future financing or non-financing transactions. By implementing the Reverse Stock Split, we will effectively increase the number of shares of common stock in our authorized capital available for issuance for future financing or non-financing transactions.

There are Risks Associated with the Reverse Stock Split, including that the Reverse Stock Split may Not Result in an Increase in the Price of our Common Stock.

We cannot predict whether the proposed Reverse Stock Split will increase the market price for our common stock. The history of similar stock split combinations for companies in similar circumstances is varied. We cannot assure you that:

  the market price per new share of our common stock (“New Share”) after the Reverse Stock Split will rise in proportion to the reduction in the number of old shares of our common stock (the “Old Shares”) outstanding before the Reverse Stock Split; or

  the Reverse Stock Split will result in a per share price that will attract new brokers and investors.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. A reduction in liquidity could make larger investors reluctant to buy our common stock because it could make it more difficult for them to buy and sell larger quantities of our stock without affecting its market price.

Principal Effects of the Reverse Stock Split

Once implemented, the Reverse Stock Split will be effected simultaneously for all our common stock and the exchange ratio will be the same for all of our common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The following table illustrates approximately the effect of the Reverse Stock Split on the shares of the Company’s common stock outstanding as of June 16, 2008:

Number of Shares of Common Stock

	Before	After	After	After	After	After	After
	Reverse	Reverse	Reverse	Reverse	Reverse	Reverse	Reverse
	Stock Split	Stock Split	Stock Split	Stock Split	Stock Split	Stock Split	Stock Split
		(1 for 5)	(1 for 10)	(1 for 15)	(1 for 20)	(1 for 25)	(1 for 30)
Authorized	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000

Issued and	17,852,425	3,570,485	1,785,243	1,190,162	892,621	714,097	595,081
Outstanding
Available
for Future	32,147,575	46,429,515	48,214,757	48,809,838	49,107,379	49,285,903	49,404,919
Issuance

We expect the percentage of our common stock that will be cashed out as a result of fractional shares will be less than one percent.

As of the June 16, 2008 record date, Royaltech had approximately 103 holders of record of its common stock. Following the Reverse Stock Split, we expect to have approximately more than 100 holders of record of its common stock (and a significantly greater number of beneficial holders). The Reverse Stock Split is not being effected as the first step in a going private transaction under Rule 13e-3 of the Securities Exchange Act of 1934 and is not the purpose for which we are effecting the Reverse Stock Split. However, we cannot assure you that neither we nor any of our affiliates will not take steps in the future that will result in a going private transaction under Rule 13e-3.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the board of the directors still believes that the Reverse Stock Split is in the best interests of our company and its stockholders at anytime prior to December 31, 2008, the board of directors will set a record date for the Reverse Stock Split. At least ten days before the record date, we will provide notice of the Reverse Stock Split to FINRA and will provide public disclosure of the Reverse Stock Split, as required by Rule 10b-17 of the Securities Exchange Act of 1934. We will subsequently file a Certificate of Amendment to effect the Reverse Stock Split, on or about the record date, with the Secretary of State of Delaware.

The Reverse Stock Split will become effective on the date of the filing of the Certificate of Amendment, which is referred to as the “Split Effective Date.” As soon as practicable after the Split Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of Old Shares may surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by our company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT

DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the ratio of the Reverse Stock Split, will be entitled, upon surrender to the Exchange Agent of certificates representing such Old Shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock, as quoted on the Over the Counter Bulletin Board, on the last trading day prior to the Split Effective Date (or if such price ‘is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by the board of directors).

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Royaltech is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Split Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless we or the Exchange Agent have received correspondence concerning ownership of such funds within the time permitted in such jurisdiction. After any payment of such funds to any such designated state agent, stockholders claiming those funds will have to seek them directly from the state to which they were paid.

Accounting Matters

The Reverse Stock Split will not affect the par value of our common stock. As a result, on the Split Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the ratio of the Reverse Stock Split and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss or income and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The Reverse Stock Split would increase the proportion of unissued authorized shares to issued shares. This could have an anti-takeover effect in certain circumstances, for example by enabling us to issue more shares and dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of Royaltech with another company. However, we are not proposing the Reverse Stock Split in response to any effort to accumulate shares of our common stock or obtain control of us, nor is this proposal part of a plan by management to recommend a series of similar amendments to our board and stockholders. Other than the Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Royaltech.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this Proxy Statement. All of the foregoing authorities are subject to change, with or without retroactive effect, and any change could affect the continuing validity of this summary.

This summary does not address any state, local or foreign income or other tax consequences. Furthermore, it does not address the tax consequences that may be applicable to particular Royaltech stockholders in light of their individual circumstances or to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers, tax-exempt entities, stockholders who acquired their Old Shares through the exercise of options or otherwise as compensation, and stockholders who hold their Old Shares as part of a straddle, hedge, or conversion transaction. In addition, this summary does not address the tax consequences of the proposed Reverse Stock Split to holders of options or warrants to acquire our common stock. This summary also assumes that the Old Shares were and the New Shares will be held as “capital assets,” as defined in the Code (generally, property held for investment).

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the Reverse Stock Split will recognize capital gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

This summary of the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts and the tax treatment to particular stockholders may vary depending upon each stockholder’s particular facts and circumstances. Accordingly, each stockholder should consult with the stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO
MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since October 1, 2006, being the commencement of our last completed financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company;

2.	any proposed nominee for election as a director of our company; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. No director has advised that he intends to oppose the reincorporation, as more particularly described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of June 16, 2008, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) as at June 16, 2008. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chenxi Shi 1855 Talleyrand #203A Brossard, QC, Canada	6,150,000 common(2)	34.45%
Chun Xu 105 Rue Terry Fox, Ile des Soeurs Montreal, QC, Canada	2,800,000 common	15.68%
Directors and Executive Officers as a Group (2 people)	8,950,000 common	50.13%

(1)

Based on 17,852,425 shares of common stock issued and outstanding as of June 16, 2008 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants and options exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Of these, 350,000 are held by Aventech Capital Inc., a company owned by Mr. Shi.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Royaltech Corp. has duly caused this report to be signed by the undersigned hereunto authorized.

June 16, 2008

ROYALTECH CORP.

By:	/s/ Chenxi Shi
President, Chief Executive Officer
and Director

SCHEDULE A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ROYALTECH CORP.
(the “Company”)

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Chenxi Shi hereby certifies:

1. He is the Chief Executive Officer, President, and Secretary of Royaltech Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

2. Article 4 of the Company’s Certificate of Incorporation is to be amended to add the following immediately after the present first paragraph thereof (which sets forth the number and par value of the Company’s authorized capital stock, none of which is being amended):

“Each <>(<>) shares of the Corporation’s Common Stock issued and outstanding as of 5:00 p.m. Pacific Time on [ ________________ ], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation’s Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the net per share proceeds earned by the Corporation upon the sale of a number of shares of its Common Stock equal to the aggregate of the fractional shares that otherwise would have resulted due to the reverse stock split.”

3. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of the Company in accordance with Sections 242 of the General Corporation Law.

4. This Certificate of Amendment to the Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by the holders of a majority of the outstanding stock entitled to vote thereon through written consent.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Certificate of Incorporation on this ______day of __________________, _______.

Chenxi Shi
Chief Executive Officer, President and Secretary